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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 4, 2002, which appears in the October 31, 2002 Annual Report to Shareholders of Strong Income Funds, relating to the financial statements and financial highlights of Strong Government Securities Fund, Inc. (comprised of the Strong Government Securities Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 24, 2003